EXHIBIT 10(l)

                                 GRANT AGREEMENT
                                 ---------------

         This Grant Agreement (the "Agreement") is made and entered into by and between the STATE OF OHIO, DEPARTMENT OF DEVELOPMENT (hereinafter referred to as the "Grantor"), and SUPERCONDUCTIVE COMPONENTS, INC. DBA SCI ENGINEERED MATERIALS (hereinafter referred to as the "Grantee"). This Agreement shall have the ODOD Agreement Control Number of TECH 04-034.

                           STATEMENT OF THE AGREEMENT
                           --------------------------

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

         1. Grant of Funds. Grantor hereby grants funds to Grantee from the Third Frontier Action Fund (TFAF) in the amount of One Million One Hundred Seventy Five Thousand Three Hundred Twenty One and NoI100 Dollars ($1,175,321.00) (the "Funds"), for the purposes set forth in Exhibit I, the Grantee's Proposal, as amended (hereinafter referred to as the "Project") which is not attached hereto but `Which is incorporated herein as referenced, submitted in response to the Request for Proposal for the Third Frontier Action Funds which closed on July 23, 2003, Exhibit II, which is attached hereto and made a part hereof (hereinafter referred to as the "RFP"). Of the total funds granted herein, the amount of One Hundred Seventeen Thousand Five Hundred Thirty Two and No/100 Dollars ($117,532.00), which shall represent ten percent (10%) of the total amount of this Agreement, shall be payable to Grantee in a lump sum upon the signing of this Agreement and approval of the Grantee's request for payment and Grantor obtaining the advance written approval of its Chief of Budget. The remainder of the Funds shall be paid to Grantee on a reimbursement basis upon receipt and approval by Grantor of Grantee's quarterly reports and approval of invoices and other documentation setting forth the expenditure of the Funds in accordance with Exhibit I. Notwithstanding the foregoing, a final payment in the amount of One Hundred Seventeen Thousand Five Hundred Thirty Two and No/100 Dollars ($117,532.00), which shall represent ten percent (10%) of the total amount of this Agreement, shall be contingent upon Grantor's approval of the final report submitted by Grantee. The Grantee shall not pledge the Funds as security for any loan or debt of any kind other than described in this Agreement.

         2. Use of Funds. Grantee shall use the Funds granted pursuant to this Agreement and any and all program income, including all fees and interest income generated through the Project, for obligations incurred in the performance of the Agreement. The expenditures shall be supported by contracts, invoices, vouchers, and other data as appropriate, evidencing the costs incurred. If Grantee does not expend the Funds in accordance with the terms, conditions and time period set forth in this Agreement or if the total amount of the Funds and any and all program income exceeds the eligible costs of the Project, Grantee shall return the amounts improperly expended or not expended to Grantor within thirty (30) days after the expiration or termination of this Agreement.


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         3. Budget Alterations. Grantee may make alterations to any budget line item appearing in Exhibit I that is funded in whole or in part by the Funds granted under this Agreement so long as the changes do not exceed 10% of the total amount granted on a cumulative basis and do not conflict with any other terms or conditions set forth in this Agreement. If the Grantee wishes to alter any such line item, Grantee shall request Grantor's written approval by providing sufficient detail and justification for the requested alteration to the Grantor. Grantor shall not unreasonably withhold such approval. Should the Grantee wish to transfer any portion of the funds into a line item riot previously funded in whole or part with Funds granted under this Agreement, or create a new line item, then the Grantee must request a formal amendment to the Agreement prior to making any expenditures related to the line item in question. Alterations to any line item shall not increase the amount of funds granted under this Agreement as set forth in Section 1. Grantor shall respond to the Grantee's request in writing within a reasonable period of time.

         4. Conditions. Grantee shall undertake the activities in accordance with Exhibit I and Exhibit II. Grantor and Grantee agree that Exhibit I and
Exhibit II, where applicable, shall govern the authorization of payment under this Agreement. In addition, Grantee shall be responsible for the following:

         a.  Performing the Project as set forth in Exhibit I;

         b. Maintaining its headquarters and/or a substantial portion of its workforce in the State of Ohio during the Term of this Agreement;

         c. Collaborating with other State of Ohio Programs and State of Ohio Program Grantees that are not in direct competition with the Grantee that provide similar and related activities, as outlined in
             Exhibit I and Exhibit II;

         d. Utilizing the Funds to realize an economic benefit for the State of Ohio, as outlined in Exhibit I and Exhibit II.

Should the Grantee fail to perform any of the items listed above, the Grantee shall be required to repay the Funds to the Grantor, as determined by the Grantor, and as more fully set forth in Section 16. These provisions are not intended to restrict any other terms and conditions set forth in this Agreement.

         5. Intellectual Property. The Grantor does not retain any rights or title to intellectual property emanating from this Project.

         6. Cost Share Commitments and Expenditures. The minimum Cost Share requirement for this Project is $1 of Cost Share for every $2 provided by the Grantor. The Cost Share, as defined in Exhibit III, "Cost Share Guidelines," which is attached hereto and made a part hereof, may be either cash or in-kind and must be included in Exhibit I of this Agreement. The amount of Cost Share listed in Exhibit I of this Agreement will be those costs identified and obligated as Cost Share as part of the Project. The Cost Share does not have to flow through the


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books of the Grantee. However, the Grantee is responsible for documenting and ensuring that all the resources pledged to the Project are delivered. All Cost Share commitments shall be in accordance with the guidelines set forth in
Exhibit III. If the Grantee determines or has reason to believe that a Cost Share commitment will not be honored as set forth under the terms of this Agreement, the Grantee shall notify the Grantor. If the Grantee is not able to provide the complete Cost Share commitment in accordance with Exhibit I, Grantor may terminate this Agreement pursuant to Section 16 of this Agreement or reduce the amount of Funds granted to the Grantee under this Agreement.

         7. Accounting of Funds. The Funds and any and all program income therefrom shall be deposited and maintained in a separate account upon the books and records of Grantee (the "Account"). Grantee shall keep all records of the Account in a manner consistent with generally accepted accounting principles. All disbursements from the Account shall be for obligations incurred in the performance of this Agreement and shall be supported by contracts,, invoices, vouchers, and other data, as appropriate, evidencing the necessity of such expenditure. Failure to comply with this requirement may allow Grantor to withhold payment allocation requests until such compliance is demonstrated.

         8. Project Completion. The Project shall be completed not later than December 15, 2005, (the "Project Completion Date"). If it is anticipated that the Grantee will not have completed the Project by the Project Completion Date, Grantee must request an extension of time for the Project Completion Date at least sixty (60) days before the Project Completion Date, unless otherwise agreed upon by Grantor. It will be within the. sole discretion of the Grantor to grant such extension of time.

         9. Term. The parties agree that the term of this Agreement shall be from December 15, 2003 to three (3) years from the date of final approval by the Grantor of the Final Report required in section 13c. of this Agreement (the "Term of the Agreement") unless either date is changed or the Agreement is terminated in accordance with the provisions of this Agreement. The Grantor shall not unreasonably withhold approval of the Final Report.

         10. Maintenance of Records. Grantee shall establish and maintain for at least three (3) years from the expiration or termination of this Agreement such records as are required by Grantor, including but not limited to, financial reports, intake and participant information, and all other relevant information. The parties further agree that records required by Grantor with respect to any questioned costs, audit disallowances, litigation or dispute between Grantor and Grantee shall be maintained for the time needed for the resolution of said question and that in the event of early termination of this Agreement, or if for any other reason Grantor shall require a review of the records related to the Project, Grantee shall, at its own cost and expense, segregate all such records related to the Project from its other records of operation.

         11. Access and Audit. At any time during normal business hours upon three (3) days written notice and as often as Grantor may deem necessary and in a manner as not to unreasonably interfere with the normal business operation of Grantee, Grantee shall make available to Grantor or its designee, for examination, and to appropriate state agencies, officials or designees, all of its records with respect to matters covered by this Agreement. Grantee shall


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permit Grantor or its designee to audit, examine and make excerpts or transcripts from such records.

         12. Property and Equipment Purchases. All items with a useful life of more than one year and a value greater than $1,000.00 purchased by Grantee from the Funds granted herein are and shall remain the property of Grantee unless Grantee defaults in the performance of the terms and conditions of this Agreement and/or this Agreement is terminated pursuant to Section 16 of this Agreement. If Grantee defaults in the performance of the terms and conditions of this Agreement and/or this Agreement is terminated pursuant to Section 16 of this Agreement, all property and equipment with a useful life of one year and a value greater than $1,000.00 purchased by Grantee with any funds herein granted shall revert to Grantor. Grantee shall provide for the security and safekeeping of all items obtained through this Agreement.

         13. Reports. Grantee shall submit the following reports to Grantor:

         a). Quarterly Progress Reports. Grantee shall deliver to the Grantor within thirty (30) days after the end of each calendar year quarter of this Agreement a progress report covering the Grantee's activities on the Project during the preceding quarter, including the goals accomplished and milestones met, and progress on those items set forth in Section 4 of this Agreement.

         b). Quarterly Financial Reports. Grantee shall deliver to the Grantor within thirty (30) days after the end of each calendar year quarter of this Agreement, a financial statement of its sources and uses of funds, including the use of applicable matching funds for such quarterly period and the Project to date;

         c). Final Report. A final report shall be submitted by Grantee thirty
         (30) days after the Project Completion Date. Grantor may determine that the concluding quarterly progress report constitutes a final report.

         d). Annual Reports after Project Completion Date. Grantee shall deliver to the Grantor an annual follow-up report of the Project due on the 30th of September every year thereafter starting the first year after the Project Completion Date and for two years thereafter. This report will cover the prior calendar year's activities of the Grantee.

         e). Format of Reports. Grantor reserves the right to design the format for the submission of the reports required within this Section.

         f). Additional Information. Grantor reserves the right to require any other documentation that may supplement the explanation or tracking of data as it relates to the activities set forth in Exhibit I. Such documentation may include, but is not limited to, reports, spreadsheets and databases whether in electronic or paper form. With reasonable promptness Grantee shall supply Grantor with such other data and information pertaining to the Grantee's activities as from time to time may be reasonably requested. It is agreed that any reasonable cost incurred in connection with the preparation and delivery of such


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         requested data and other information as mentioned herein shall constitute eligible costs, but shall not constitute the matching funds commitment on the Grantee's behalf.

         14. Notice of Default. In the event Grantee fails to perform any requirements of this Agreement or fails to complete the Project as set forth in
Exhibit I, the Grantor shall terminate this Agreement after providing Grantee with written notice, in accordance with the notice provisions of this Agreement, (the "Notice"). The Notice shall itemize the defaults and provide Grantee with a forty-five (45) day period (the "Cure Period") to cure any and all defaults under this Agreement as set forth in the Notice. During the Cure Period, Grantee shall incur only those obligations or expenditures, which are pre-approved by Grantor, and, which are necessary to enable Grantee to continue its operation and achieve compliance as set forth in the Notice. If, during the Cure Period, the Grantee determines that it will be unable to complete the Project as set forth in Exhibit I, and the Grantee has not received all of the Funds, the Grantee may, prior to the expiration of the Cure Period, present to the Grantor its proposed changes to the Project (hereinafter the Project with proposed changes shall be referred to as the "Revised Project").

         15. Consideration of Revised Project. If Grantee submits a Scope of Work for the Revised Project prior to the expiration of the Cure Period, the Grantor, in its sole discretion, shall either approve or reject the Revised Project.

         (A) If the Revised Project is approved by the Grantor, then such approval shall be deemed to Constitute a cure of the default by the Grantee, and an amendment shall be executed between the Grantor and the Grantee acknowledging that this Agreement shall be for the payment of Funds for completion of the Revised Project.

         (B) If the Revised Project is rejected by the Grantor, then this Agreement shall be terminated as set forth in Section 16.

         16. Failure to Cure Default; Termination. In the event that Grantee is not able to cure the defaults as itemized in the Notice in accordance with
Section 14, or if the Revised Project is rejected by Grantor in accordance with
Section 15(B), then this Agreement shall be terminated, and the Grantee shall
(a) forfeit any unused balance of the Funds; (b) repay the Funds already disbursed to Grantee plus interest at the per annum rate equal to three percent (3%) over that rate of interest from time to time announced by Bank One N.A. as its "prime rate", to the Grantor; and (c) provide to Grantor within sixty (60) days after termination of this Agreement, a Closeout Report setting forth the total expenditure of the Funds by Grantee and the status of the Project at the time of termination. In no event shall Grantee be required to return an amount in excess of the total Funds granted under this Agreement.

         17. Termination by Grantee. Upon written approval by the Grantor, Grantee may terminate this Agreement upon ninety (90) days written notice to the Grantor if circumstances beyond its control preclude continuation of the Project. Within sixty (60) days after termination of this Agreement under this section, Grantee shall provide Grantor with a Closeout Report setting forth the total expenditure of the Funds by Grantee and the status of the Project at the time of termination. In addition, the Grantor shall reimburse Grantee for all allowable expenses


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as set forth in. Exhibit I as well as noncancellable commitments incurred as of the date of termination but not to exceed the total amount of the Funds.

         18. Forbearance Not a Waiver. No act of forbearance or failure to insist on the prompt performance by Grantee of its obligations under this Agreement, either express or implied, shall be construed as a waiver by Grantor of any of its rights hereunder.

         19. Equal Employment Opportunity. In performing this Agreement, Grantee shall not discriminate against any employee, applicant for employment or other person because of race, religion, color, sex, national origin, disability, age, veteran status, or ancestry. Grantee will take affirmative action to ensure that applicants are employed and that employees are treated during their employment without regard to race, religion, color, sex, national origin, disability, age, veteran status, or ancestry. Grantee shall incorporate the foregoing requirements of this paragraph in all of its contracts for any of the work prescribed herein (other than subcontracts for standard commercial supplies or raw materials), and will require all of its subcontractors for any part of such work to incorporate such requirements in all such subcontracts.

         20. Certification of Funds Available. None of the rights, duties, and obligations described in this Agreement shall be binding upon either party until all statutory provisions of the Ohio Revised Code, including but not limited to
Section 126.07, have been complied with, and until such time as all necessary funds have actually been made available and forthcoming from the appropriate state agencies.

         21. Conflict of Interest. No personnel of Grantee, any subcontractor of Grantee, public official, employee or member of the governing body of the particular locality where this Agreement shall be completed, who exercises any functions or responsibilities in connection with the review or approval of the work completed under this Agreement, shall prior to the completion of said work, voluntarily or involuntarily acquire any personal interest, direct or indirect, which is incompatible or in conflict with the discharge or fulfillment of his functions or responsibilities with respect to the completion of the work contemplated under this Agreement. Any person who, prior to or after the execution of this Agreement, acquires any personal interest, involuntarily or voluntarily, shall immediately disclose his interest to Grantor in writing. Thereafter, such person shall not participate in any action affecting the work under this Agreement unless Grantor determines that, in light of the personal interest disclosed, his participation in any such action would not be contrary to the public interest.

         22. Indemnification. To the extent permitted by law, Grantee agrees to hold Grantor harmless from any and all liabilities or claims caused by or resulting from Grantee's performance of the obligations or activities in furtherance of the Project. Grantee will reimburse Grantor for any judgments arising from Grantee's actions or inaction, which may be obtained against Grantor, including, but not limited to, judgments for infringements of patents or copyrights. Grantee agrees to reimburse Grantor for all costs incurred by Grantor in defending any such claims or legal actions if called upon by Grantor to do so.

         23. Adherence to State and Federal Laws, Regulations. Grantee agrees to comply with all applicable federal, state, and local laws in the performance of the Project. Grantee


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accepts full responsibility for payments of all unemployment compensation, insurance premiums, workers' compensation premiums, all income tax deductions, social security deductions, and any and all other taxes or payroll deductions required for all employees engaged by Grantee on the performance of the work authorized by this Agreement.

         24. Outstanding Liabilities. Grantee affirmatively covenants that it does not owe: (1) any delinquent taxes to the State of Ohio (the "State") or a political subdivision of the State; (2) any moneys to the State or a state agency for the administration or enforcement of any environmental laws of the State; and (3) any other moneys to the State, a state agency or a political subdivision of the State that are past due, whether the amounts owed are being contested in a court of law or not.

         25. Falsification of Information. Grantee affirmatively covenants that it has made no false statements to Grantor in the process of obtaining this grant of Funds. If Grantee has knowingly made a false statement to Grantor to obtain this grant of Funds, Grantee shall be required to return all Funds immediately pursuant to Ohio Revised Code Section 9.66(C)(2) and shall be ineligible for any future economic development assistance from the State, any state agency or a political subdivision pursuant to O.R.C. Section 9.66(C)(1). Any person who provides a false statement to secure economic development assistance may be guilty of falsification, a misdemeanor of the first degree, pursuant to O.R.C. 2921.13(D)(1), which is punishable by a fine of not more than $1,000.00 and/or a term of imprisonment of not more than six months.

         26. Unresolved Findings. Grantee warrants that it is not subject to an unresolved finding for recovery under O.R.C. 9.24. If this warranty is deemed to be false, this Agreement is void ab initio and the Grantee must immediately repay to the Grantor any funds paid under this Agreement.

         27. Miscellaneous.

         a). Governing Law. This Agreement shall be governed by the laws of the State of Ohio as to all matters, including but not limited to matters of validity, construction, effect and performance.

         b). Forum and Venue. All actions regarding this Agreement shall be forumed and venued in a court of competent subject matter jurisdiction, in Franklin County, Ohio.

         c). Entire Agreement. This Agreement and its exhibits and any documents referred to herein constitute the complete understanding of the parties and merge and supersede any and all other discussions, agreements and understandings, either oral or written, between the parties with respect to the subject matter hereof.

         d). Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law,

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         such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions of this Agreement.

         e). Confidentiality. All information submitted to Grantor shall be considered public information and shall be released if requested unless a statutory exception prohibits its release. Grantee hereby acknowledges and agrees that Grantor may, during the life of this Agreement and thereafter, acquire information from Grantee which may be a trade secret as defined in Ohio Revised Code Section 1333.61. Grantor shall comply with all provisions of R.C. 1333.61 in its use of any information acquired from Grantee.

         f). Subcontractors/Subgrantees. At Grantee's election, Grantee may subcontract and/or subgrant portions of the work or activities described in Exhibit I, "Scope of Work." All subcontracts or subgrants shall be bound by the terms of this Agreement. However, in any event, Grantee shall be solely responsible for performance of the work and activities set forth herein.

         g). Survival. All indemnities, covenants, agreements representations and guaranties made in this Agreement and in any certificates or other documents delivered pursuant hereto shall survive the execution of this Agreement and shall benefit the respective permitted successors and assigns of the parties hereto, unless superseded by another section of this Agreement.

         h). Publication. Grantee reserves the right to publish the results of any work performed under this Agreement. Any publication, study or report prepared by the Grantee or its agents as part of this Grant or using information generated through this Grant shall include the following disclaimer statement: "This publication (study or report) was prepared under contract with the State of Ohio with financial support from the Ohio Department of Development. The content reflects the views of Superconductive Components dba SCI Engineered Materials and does not necessarily reflect the views of the State of Ohio, Department of Development."

         i.) Record Retention. Subject to any State laws or regulations, including but not limited to, Chapters 149 and 1347 of the Revised Code, Grantor agrees to, upon expiration or termination of this Agreement, return to Grantee any confidential documents or certify to Grantee that such confidential documents have been destroyed.

         j). Notices. All notices, consents, demands, requests and other communications which may or are required to be given hereunder shall be in writing and shall be deemed duly given if personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, to the addresses set forth hereunder or to such other address as the other party hereto may designate in written notice transmitted in accordance with this provision.


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                  1). In case of Grantor, to:

                                    Grants Administration
                                    Ohio Department of Development
                                    Technology Division
                                    77 South High Street, 25th Floor
                                    Columbus, Ohio 43215-6130

                  2). In case of Grantee, to:

                                    Dan Rooney
                                    President & CEO
                                    Superconductive Components, Inc.
                                    dba SCI Engineered Materials
                                    1145 Chesapeake Avenue
                                    Columbus, Ohio 43212

                                    FTI Number: 31-1210318    ADD Code: 01

         k). Amendments or Modifications. Either party may at any time during the term of this Agreement request amendments or modifications. Requests for amendment or modification of this Agreement shall be in writing and shall specify the requested changes and the justification of such changes. The parties shall review the request for modification in terms of the regulations and goals relating to the Project. Should the parties consent to modification of the Agreement, then an amendment shall be drawn, approved, and executed in the same manner as the original agreement.

         1). Pronouns. The use of any gender pronoun shall be deemed to include all the other genders, and the use of any singular noun or verb shall be deemed to include the plural, and vice versa, whenever the context so requires.

         m). Headings. Section headings contained in this Agreement are inserted for convenience only and shall not be deemed to be a part of this Agreement.

         n). Assignment. Neither this Agreement nor any rights, duties, or obligations described herein shall be assigned or subcontracted by Grantee without the prior express written consent of Grantor.

         o). Travel Expenses. If contemplated under this Agreement, Grantee, its employees or agents, shall be reimbursed for travel expenses in amounts not to exceed the maximum rates as determined by Ohio Administrative Code Section 126-1-02.


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IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement on the last date set forth below.


GRANTEE:                                     GRANTOR:

Superconductive Components, Inc.             State of Ohio
dba SCI Engineered Materials                 Department of Development

By:                                          By:
   ------------------------------                -------------------------------
                                                           Bruce Johnson
Title:                                                          Director
      ---------------------------

Date:                                        Date:
      ----------------------------                 -----------------------------


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